Exhibit 99.1

Investor Contact:
Rubenstein Investor Relations
Tim Clemensen
(212) 843-9337
TClemensen@RubensteinIR.com

Alico, Inc. Announces Fiscal Year 2012 Fourth Quarter and Annual Earnings

Fort Myers, FL, December 5, 2012 – Alico, Inc. (NASDAQ: ALCO) (“Alico”), an American agribusiness and land management company, today announced financial results for the fiscal year 2012 fourth quarter and for the fiscal year ended September 30, 2012.

Net loss for the fourth quarter of fiscal year 2012 was $0.5 million or $(0.07) per share as compared to a net loss of $1.5 million, or $(0.21) per share for the fourth quarter of fiscal year 2011. Loss from operations for the fourth quarter of fiscal year 2012 was $0.9 million compared to a loss from operations of $1.8 million for the fourth quarter of fiscal year 2011.

For the fiscal year ended September 30, 2012, net income totaled $18.5 million or $2.51 per share as compared to net income of $7.1 million or $0.96 per share for fiscal year 2011. Income from operations for fiscal year 2012 was $23.7 million compared to $15.2 million for fiscal year 2011.

JD Alexander, Alico’s President and Chief Executive Officer, stated “This is the third consecutive year we have significantly improved operating performance. We recognized Income from Operations of $23.7 million for fiscal 2012 which is almost a 600 percent increase over our performance just two years ago. Additionally, we continue to strengthen our balance sheet by utilizing cash provided by operating activities and land sales to pay down long term debt. We reduced long term debt by $17.3 million in fiscal 2012 and have reduced long term debt by $33.6 million over the last two years. We also had access to an unused $60 million revolving line of credit at September 30, 2012.”

Mr. Alexander concluded, “As we look forward to 2013, we will look to continue to build on our strengthened operating results established over the past three years. We are also excited about the prospects of closing on the approximate $20.7 million conservation easement with the United States Department of Agriculture announced in September 2012.”

Fiscal Year 2012 Fourth Quarter Results

For the fourth quarter of fiscal year 2012, total operating revenue was $6.6 million, as compared to $6.2 million for the fourth quarter of fiscal year 2011, an increase of 6.5%. The Company’s agricultural operations are seasonal in nature with the least amount of revenue being generated in the first and fourth fiscal quarters, while increasing in the second quarter and peaking in the third quarter.

Total operating expenses for the fourth quarter of fiscal year 2012 were $4.7 million compared to $5.2 million for the fourth quarter of fiscal year 2011. Gross profit for the fourth quarter of fiscal year 2012 was $1.9 million compared to $1.0 million for the fourth quarter of fiscal year 2011.

EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization) for the fourth quarter of fiscal year 2012 was $1.3 million as compared to EBITDA of $1.0 million for the fourth quarter of fiscal year 2011. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

Fiscal Year 2012 Results

Net income for the fiscal year ended September 30, 2012 was $18.5 million, or $2.51 per share, compared to net income of $7.1 million, or $0.96 per share, for fiscal year 2011, an increase of 160.6%. Income from operations for fiscal year 2012 was $23.7 million as compared to $15.2 million for fiscal year 2011, an increase of 55.9%. For the year ended September 30, 2012, total operating revenue was $127.2 million as compared to $98.6 million for fiscal year 2011, an increase of 29%.

Fiscal year 2012 Citrus Groves revenue was $55.4 million, compared to $47.1 million during fiscal year 2011. The increases in Citrus Groves revenue of $8.3 million and gross profit of $5.1 million were due to an increase in citrus crop yield, partially offset by a decrease in citrus pricing and increases in input costs and harvest and hauling costs. The number of boxes sold during the year ended September 30, 2012 was 4.6 million as compared to 4.1 million during fiscal year 2011, an increase of 12.2%.

Sugarcane revenue for fiscal year 2012 was $14.4 million, an increase of $6.6 million or 84.6%, as compared with fiscal year 2011. Sugarcane gross profit for the year ended September 30, 2012, was $3.3 million as compared with $1.0 million for the year ended September 30, 2011, an increase of $2.3 million or 230%. The increase in revenues and gross profit was attributable to an increase of approximately 3,300 producing acres, combined with an increase in crop yield and favorable sugar pricing. These positive factors were partially offset by increased input and harvesting costs.

EBITDA for fiscal year 2012 was $39.5 million as compared to $21.9 million in fiscal year 2011. Improves crop yields and favorable sugarcane and cattle pricing combined with the sale of our Lee county properties contributed to the increase.

Balance Sheet and Liquidity

The Company had working capital of $34.4 million at September 30, 2012, compared to $17.4 million at September 30, 2011, primarily due to cash provided by operations and from the proceeds of the sale of our Lee County properties. Cash provided by operating activities during the fiscal year 2012 was $23.6 million as compared to $16.7 million during fiscal year 2011. The Company primarily applied such cash flows toward capital expenditures and debt reduction during the year ended September 30, 2012, reducing long-term debt by approximately $17.3 million. The Company had full availability of $60.0 million under its multi-year real estate collateralized revolving line of credit at September 30, 2012.

About Alico, Inc.

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, sugar, cattle and resource conservation. We own approximately 130,400 acres of land in five Florida counties (Collier, Glades, Hendry, Lee and Polk). In addition to principal lines of business in citrus groves, improved farmland including sugar cane, cattle ranching and conservation, and related support operations, we also receive royalties from rock mining and oil production. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets; and producing high quality agricultural products while exercising responsible environmental stewardship.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico under takes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

($ in thousands)
	Quarter ended September 30		Year ended September 30
	2012	2011	2012	2011
Net income (loss)	$(465)	$(1,493)	$18,489	$7,097
Total interest expense, net	326	448	1,616	2,020
Income taxes	(692)	52	10,973	5,430
Depreciation and amortization	2,175	1,953	8,429	7,327

EBITDA	1,344	960	39,507	21,874

ALICO INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except for share data)

	September 30
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 13,328	$ 1,336
Restricted cash	2,500	—
Investments	257	989
Accounts receivable, net of an allowance for doubtful accounts $12 in 2012 and $103 in 2011, respectively	3,071	2,928
Income taxes receivable	1,327	699
Inventories	27,290	22,373
Assets held for sale	2,475	—
Other current assets	1,219	856

Total current assets	51,467	29,181
Mortgages and notes receivable, net of current portion	42	75
Investment in Magnolia Fund	5,607	10,283
Investments, deposits and other non-current assets	2,103	2,220
Deferred income taxes	2,168	8,672
Cash surrender value of life insurance	862	824
Property, buildings and equipment, net	122,834	128,780

Total assets	$ 185,083	$ 180,035

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 4,929	$ 2,946
Long-term debt, current portion	3,267	3,279
Accrued expenses	2,488	1,719
Income taxes payable	484	—
Dividend payable	883	882
Accrued ad valorem taxes	1,685	1,938
Other current liabilities	3,412	1,063

Total current liabilities	17,148	11,827
Long-term debt, net of current portion	36,633	53,879
Deferred retirement benefits, net of current portion	3,756	3,667

Total liabilities	57,537	69,373
Commitments and contingencies
Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	—	—
Common stock, $1 par value. Authorized 15,000,000 shares; 7,377,106 shares issued and 7,353,871 and 7,342,513 shares outstanding at September 30, 2012 and 2011, respectively	7,377	7,377
Additional paid in capital	9,053	9,212
Treasury stock at cost, 23,235 and 34,593 shares held at September 30, 2012 and 2011, respectively	(543)	(862)
Retained earnings	111,659	94,935

Total stockholders’ equity	127,546	110,662

Total liabilities and stockholders’ equity	$ 185,083	$ 180,035

ALICO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Fiscal Year Ended September 30
	2012	2011	2010

Operating revenues:
Citrus Groves	$ 55,423	$ 47,088	$ 36,469
Agricultural Supply Chain Management	48,334	36,115	28,896
Improved Farmland	15,316	8,642	4,992
Ranch and Conservation	7,348	6,015	5,332
Other Operations	766	732	4,103

Total operating revenues	127,187	98,592	79,792

Operating expenses:
Citrus Groves	30,995	27,764	25,730
Agricultural Supply Chain Management	47,693	35,109	28,169
Improved Farmland	11,574	7,343	4,133
Ranch and Conservation	3,497	3,640	4,322
Other Operations	1,196	1,303	7,515

Total operating expenses	94,955	75,159	69,869

Gross profit	32,232	23,433	9,923
Corporate general and administrative	8,490	8,196	6,458

Income from operations	23,742	15,237	3,465
Other (expenses) income:
Interest and investment income (loss), net	97	(1,375)	919
Interest expense	(1,616)	(2,020)	(6,879)
Other income, net	44	685	671
Gain on sale of real estate	9,113	—	—
Impairment on assets held for sale	(1,918)	—	—

Total other income (expenses), net	5,720	(2,710)	(5,289)
Income (loss) before income tax expense (benefit)	29,462	12,527	(1,824)
Income tax expense (benefit)	10,973	5,430	(1,201)

Net income (loss)	$ 18,489	$ 7,097	$ (623)

Weighted-average number of shares outstanding
Basic	7,355	7,363	7,374

Diluted	7,355	7,363	7,374

Earnings (loss) per common share
Basic	$ 2.51	$ 0.96	$ (0.08)
Diluted	$ 2.51	$ 0.96	$ (0.08)
Cash dividends declared per common share	$ 0.24	$ 0.12	$ 0.10